UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2015

Graco Inc.

(Exact name of registrant as specified in charter)

Minnesota	001-09249	41-0285640
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 – 11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 623-6000

                                         Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 24, 2015, the U.S. Federal Trade Commission (the “Commission”) notified Graco Inc. (the “Company”) that it had approved the Company’s Application for Approval of Divestiture (the “Application”).

In the Application, the Company proposed to fulfill the requirements of the Decision and Order of the Commission approved on October 6, 2014 by divesting certain liquid finishing business assets to Carlisle Companies Incorporated and Carlisle Fluid Technologies, Inc. (collectively, the “Purchasers”) pursuant to an Asset Purchase Agreement dated October 7, 2014 by and among the Purchasers, the Company and Finishing Brands Holdings Inc., as amended by that certain Amendment No. 1 dated as of March 6, 2015 (the “Purchase Agreement”). As the Company previously reported, the assets being divested to Purchasers are comprised of certain assets relating to the liquid finishing business operations that the Company acquired from Illinois Tool Works Inc. and its affiliates on April 2, 2012, including those involved in the development, manufacture and sale of Binks® spray finishing equipment, DeVilbiss® spray guns and accessories, Ransburg® electrostatic equipment and accessories and BGK curing technology.

The approval of the Application satisfies one of the conditions to closing of the transactions contemplated by the Purchase Agreement. Subject to the satisfaction or waiver of the remaining closing conditions, the closing of the transactions contemplated by the Purchase Agreement is expected to occur on or about April 1, 2015.

On March 25, 2015, the Company issued a press release relating to the approval of the Application, which press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit.

99.1 Press Release issued on March 25, 2015 by Graco Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.

Date: March 25, 2015	By:	/s/ Karen Park Gallivan
Karen Park Gallivan
Its: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing
99.1	Press Release issued on March 25, 2015 by Graco Inc.	Filed Electronically